UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐    Preliminary Proxy Statement
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☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

____________________________________
Blue Bird Corporation
(Exact name of registrant as specified in its charter)
____________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1

January 29, 2016
Dear Fellow Shareholder:
You are cordially invited to join Blue Bird Corporation’s Board of Directors and senior leadership at the 2016 Annual Meeting of Stockholders, which will be held at 11:00 a.m. local time on Thursday, March 10, 2016, at the Marriott Gateway, 2020 Convention Center Concourse, Atlanta, Georgia 30337.
The accompanying Notice of the Annual Meeting and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. The Company’s 2015 Annual Report to Shareholders is also enclosed.
We hope that you will be able to attend the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.
You may submit your proxy either by returning the enclosed proxy card or voting instruction form, or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.
Thank you for your continued support.
Sincerely,

/s/ Phil Horlock
Phil Horlock
Director and Chief Executive Officer

2

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 10, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Bird Corporation (the “Company”) will be held on Thursday, March 10, 2016 at the hour of 11:00 a.m. (local time) at the Marriott Gateway, 2020 Convention Center Concourse, Atlanta, Georgia 30337, for the following purposes:

1.    TO ELECT three (3) Class II members of the Board of Directors named in the Proxy Statement for a term of three (3) years, and until their successors are elected and qualified; and
To transact such other business that may properly come before the meeting.
Holders of record of the Company’s common stock, $0.0001 par value (the “Common Stock”) at the close of business on January 22, 2016 (the “Record Date”) will be entitled to notice of and to vote at the meeting and any postponements or adjournments thereof. To attend the annual meeting you must have valid proof of identification and other proof of beneficial ownership of the Company’s Common Stock (such as a brokerage statement reflecting your stock ownership) as of the Record Date.
You may vote by mail, telephone or the Internet to the extent described in the Company’s Proxy Statement.
Audited financial statements as of and for the year ended October 3, 2015 and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Annual Report on Form 10-K, such portions of which are also contained in the Annual Report included with this Notice and Proxy Statement.
Whether or not you expect to be present, please mark, sign, date, and return the enclosed proxy promptly in the envelope provided, or vote via telephone or the Internet. Giving the proxy will not affect your right to vote in person if you attend the meeting.
DATED at Fort Valley, Georgia this 29th day of January, 2016.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Phil Horlock
Phil Horlock
Director and Chief Executive Officer
Blue Bird Corporation

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on March 10, 2016: This Proxy Statement is available free of charge on the Internet at: http://www.cstproxy.com/blue-bird/2016.

3

BLUE BIRD CORPORATION
PROXY STATEMENT

Unless otherwise indicated, or the context otherwise requires, “Company”, “Blue Bird”, “we”, “our” or “us” refers to Blue Bird Corporation and its direct and indirect subsidiaries. The Company’s principal executive offices are located at 402 Blue Bird Boulevard, Fort Valley, Georgia 31030.
This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by Blue Bird’s Board of Directors (the “Board”) on behalf of the Company, for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company’s common stock, $0.0001 par value (the “Common Stock”) to be held on Thursday, March 10, 2016 at the hour of 11:00 (local time), at the Marriott Gateway, 2020 Convention Center Concourse, Atlanta, Georgia 30337, and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Annual Meeting (the “Notice of Meeting”).
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we mailed the Notice of Meeting and this accompanying Proxy Statement on or about January 29, 2016 to our stockholders of record (the “Stockholders”) as of the close of business on January 22, 2016 (the “Record Date”). We also provided access to our proxy materials over the Internet beginning on that date. If you would like to receive an additional printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this Proxy Statement.
Background; Change in Control of Registrant
On February 24, 2015, Hennessy Capital Acquisition Corp. (“Hennessy Capital”) (predecessor in name to Blue Bird Corporation) consummated a business combination (the “Business Combination”), pursuant to which Hennessy Capital acquired all of the outstanding capital stock of School Bus Holdings Inc. (“SBH”) from the Traxis Group B.V. (the “Seller”), as discussed in more detail below.
In connection with the closing of the Business Combination, the name of the Company changed from Hennessy Capital Acquisition Corp. to Blue Bird Corporation.
Prior to the consummation of the Business Combination, Hennessy Capital was a special purpose acquisition company, and was a shell company. It was controlled by Hennessy Capital Partners I LLC (the “HCAC Sponsor”), which on January 20, 2015, the date of the Proxy Statement filed in connection with the Business Combination, beneficially owned 18.6% of the Hennessy Capital common stock (excluding Warrants). Substantially all of the remaining shares owned prior to the consummation of the Business Combination were owned by Hennessy Capital’s public stockholders.
Following the Business Combination, the Seller (The Traxis Group B.V., a limited liability company existing under the laws of the Netherlands, which limited liability company is majority owned by funds affiliated with Cerberus Capital Management, L.P.) controls the Company as a result of, among other things, (i) the 12,000,000 shares of the Company’s Common Stock issued to the Seller in the Business Combination (representing approximately 57% of our outstanding shares of Common Stock), (ii) the Seller’s designation of two-thirds of the members of the Company’s Board, and (iii) the designation of the management of SBH to each of the executive officer positions in the Company, enabling such management to control the day-to-day operations of the Company.
The Seller sold all of the outstanding capital stock of SBH to the Company for a total purchase price of $220 million, comprised of 12,000,000 shares of the Company’s Common Stock and $100 million in cash.

RECORD DATE; PROXIES; VOTING
Who Can Vote; Votes Per Share
The Board has set January 22, 2016 as the Record Date for determining voter eligibility. At the Meeting, each Stockholder of record of Common Stock at the close of business on the Record Date will be entitled to vote on all matters proposed to come before the Annual Meeting. Each such Stockholder of record will be entitled to one (1) vote per share of Common Stock on each matter submitted to a vote of the Stockholders, as long as those shares are represented at the Meeting, either in person or by proxy. As of the Record Date, there were 20,983,777 shares of Common Stock outstanding.
How to Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the Annual Meeting, by submitting a completed form of proxy in the manner described in this Proxy Statement, or by telephone or via the Internet. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company.
If you plan to attend the meeting and vote in person, we will provide a ballot to you when you arrive; however, if your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Blue Bird’s record of stockholders, and you are considered a “Beneficial Holder”. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. If you are a Beneficial Holder, please refer to the information from your bank, broker or other nominee on how to submit voting instructions, which includes the deadlines for submission of voting instructions. Beneficial Holders may vote shares held in street name at the Annual Meeting only if they obtain a signed proxy from the record holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares.
Your proxy is revocable. A Beneficial Holder that has given instructions to its nominee with respect to the voting of its Common Stock may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by its bank, broker or other nominee. A registered Shareholder that has submitted a form of proxy may revoke the proxy: (i) by completing, signing and submitting a form of proxy bearing a later date; (ii) by notifying Mr. Paul Yousif, the Company’s Secretary, by telephone at (478) 822-2800, by email at paul.yousif@blue-bird.com, or in writing to Mr. Paul Yousif, Secretary, c/o Blue Bird Corporation, 402 Blue Bird Boulevard, Fort Valley, Georgia 31030, before the Annual Meeting that you have revoked your proxy, or (iii) you may attend the Annual Meeting, revoke your proxy and vote in person. Attendance at the Annual Meeting will not itself be deemed to revoke your proxy unless you give notice at the meeting that you intend to revoke your proxy and vote in person as described above.
Even if you plan to attend the Annual Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.
How Your Proxy Will be Voted; Discretionary Authority of Proxies
The persons named in the accompanying form of proxy will vote the shares of Common Stock in respect of which they are appointed in accordance with the instructions of the Shareholder as indicated in the form of proxy. In the absence of such specification, such Common Stock will be voted at the Annual Meeting as follows:

•	FOR the election of each of the director nominees as directors of the Company for a term of three (3) years, and until their successors are elected and qualified.

The persons named in the accompanying form of proxy are conferred with discretionary authority to vote the shares of Common Stock in respect of which they are appointed on any amendments to or variations of matters identified in the Notice of Meeting and Proxy Statement and on any other matters that are properly brought up at the Annual Meeting. In addition, a Shareholder will confer discretionary authority to the proxy holder in respect of one or more of the items of business identified on the proxy form if the Shareholder properly completes and delivers the proxy but leaves blank the voting selection for that item on the form. In the event that amendments or variations to matters identified in the Notice of Meeting and Proxy Statement, or other matters are properly brought up at the Annual Meeting, it is the intention of the persons designated in the enclosed proxy card to vote in accordance with their discretion and judgment on such matter or business. At the time of printing the Proxy Statement, the members of the Board knew of no such amendments, variations or other matters.
Quorum; Votes Necessary to Approve the Proposal
Pursuant to the Company’s Certificate of Incorporation, a quorum for the transaction of business at the Annual Meeting is established if holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, are present in person or represented by proxy. For purposes of determining a quorum in accordance with Delaware law, abstentions and broker “non-votes” present in person or by proxy are counted as represented. However, abstentions and broker “non-votes” will not be counted as votes cast and will not affect the voting results for the election of directors. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a Beneficial Holder abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the Beneficial Holder on how to vote those shares. Under current NASDAQ Global Market (“Nasdaq”) rules, your broker will not have discretion to vote your uninstructed shares with respect to the election of directors.

The proposal being considered and voted on at the Annual Meeting is subject to the following standard for approval:

Proposal 1 - To elect directors, a plurality of the votes cast is required.
Electronic Availability
In compliance with the proxy rules promulgated by the SEC, our Proxy Statement and 2015 Annual Report to Shareholders are available over the Internet at http://www.cstproxy.com/blue-bird/2016, a website established specifically for access to such materials. Such materials are also available on the Company’s website at www.blue-bird.com.
Cost of Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on behalf of the Company. Our directors, officers and employees may also solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not be specially compensating our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to Beneficial Holders of our Common Stock.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding beneficial ownership of shares of our Company’s Common Stock on January 2, 2016 by:

•	each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

•	each of our executive officers and directors; and

•	all executive officers and directors of our Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, or has the right to acquire beneficial ownership of the security within sixty (60) days, including options, rights, warrants or convertible securities that are currently exercisable or exercisable within sixty (60) days. Beneficial ownership of our Company’s Common Stock as of January 2, 2016 is based on there being 20,983,777 shares of Common Stock issued and outstanding.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Amount of Shares of Common Stock	Percent of Class (%)
5% or Greater Stockholders
The Traxis Group B.V.(1)	12,000,000	57.2
Coliseum Capital Management(2)	3,460,229	15.8
PIPE Investment Investor(3)	2,441,059	9.99
Backstop Commitment Investor(4)	1,211,450	5.8

Directors and Executive Officers
Phil Horlock	-	-
John Kwapis	-	-
Phil Tighe	-	-
Dale Wendell	-	-
Mike McCurdy	-	-
Paul Yousif	-	-
Gurminder S. Bedi	-	-
Dennis Donovan	-	-
Chan W. Galbato	-	-
Adam Gray (2)	3,460,229	15.8
Daniel J. Hennessy (5)	181,063	*
Dev Kapadia	-	-
Alan H. Schumacher	-	-
All directors and executive officers as a group (6) (13 persons)	3,641,292	16.7
*	Less than one percent.
(1)
The Traxis Group B.V. (“Traxis”) is majority owned and controlled by one or more entities under the ultimate direction and control of Stephen Feinberg, and Stephen Feinberg possesses the sole power to vote and the sole power to direct the disposition of the securities of our company acquired by Traxis pursuant to the recently completed business combination. The address of Stephen Feinberg is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

(2)
Represents 1,750,000 shares of Common Stock held by Coliseum Capital Partners, L.P. (“CCP”), 310,000 shares of Common Stock held by Coliseum Capital Partners II, L.P. (“CCP2”), 501,000 shares of Common Stock held by a separate account (the “Separate Account”) investment advisory client of Coliseum Capital Management, LLC (“Coliseum Capital Management”), 36,417 shares of Common Stock held by Coliseum School Bus Holdings, LLC (“CSB”), and 862,812 shares of Common Stock issuable upon conversion of 100,000 shares of Series A Convertible Preferred Stock within sixty (60) days of December 31, 2015 (assuming a conversion price of $11.59 per share), which are held directly by CSB. Coliseum Capital Management is the investment adviser to CCP and CCP2 and the manager of CCP, CCP2, the Separate Account and CSB. Adam Gray (“Gray”) and Chris Shackelton (“Shackelton”) are managers of Coliseum Capital Management. Accordingly, Gray and Shackelton may be deemed to have shared voting and dispositive power with respect to the shares of our capital stock owned by each of CCP, CCP2, the Separate Account and CSB and thus may be deemed to beneficially own shares of stock held by these entities. The address for each of CCP, CCP2, the Separate Account, CSB, Gray and Shackelton is Metro Center, 1 Station Place, 7th Floor, Stamford, CT 06902. For purposes of calculating the beneficial ownership of the Common Stock, the shares of Common Stock issuable upon conversion of Coliseum Capital Management’s Series A Convertible Preferred Stock are deemed outstanding in calculating Coliseum Capital Management’s and Adam Gray’s beneficial ownership but are not deemed outstanding in calculating the beneficial ownership of any other person referenced in the table above. The Beneficial Ownership Limitation referenced in footnote 3 below has ceased to apply to Coliseum Capital Management as a result of a notice provided by that firm to our company.

(3)
The Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund, referred to herein collectively as the “PIPE Investment Investor”, acquired 400,000 shares of Series A Convertible Preferred Stock upon consummation of the recently completed business combination. The shares of Series A Convertible Preferred Stock owned by the PIPE Investment Investor are subject to a beneficial ownership limitation which requires 65 days’ notice before a holder of Series A Convertible Preferred Stock may convert its Series A Convertible Preferred Stock to the extent that such beneficial owner would beneficially own in excess of 9.99% of the Common Stock outstanding after giving effect to such conversion (the “Beneficial Ownership Limitation”). The shares set forth in the table above with respect to the PIPE Investment Investor represent the shares of Common Stock into which its 400,000 shares of Series A Convertible Preferred Stock are initially convertible (assuming a conversion price of $11.59 per share), subject to the Beneficial Ownership Limitation. If the PIPE Investment Investor gave notice that it wanted to eliminate the Beneficial Ownership Limitation, five days thereafter the PIPE Investment Investor would beneficially own approximately 3,451,251 shares, or 14.1%, of Common Stock (assuming a conversion price of $11.59 per share). For purposes of calculating beneficial ownership of the Common Stock, the shares of Common Stock issuable to the PIPE Investment Investor upon conversion of the Series A Convertible Preferred Stock are deemed outstanding in calculating the PIPE Investment Investor’s beneficial ownership but are not deemed outstanding in calculating the beneficial ownership of any other person referenced in the table above. The address of the Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund is One Maritime Plaza, Suite 800, San Francisco, CA 94111.

(4)
The Company believes that two funds managed by Overland Advisors, LLC, referred to herein as the “Backstop Commitment Investor”, acquired approximately 1.1 million shares of Common Stock in market purchases pursuant to an agreement entered into with Hennessy Capital Acquisition Corp. in September 2014. In addition, we issued 102,750 shares of Common Stock to the Backstop Commitment Investor in a private placement upon consummation of the recently completed business combination as a utilization fee. The shares set forth in the table above with respect to the Backstop Commitment Investor represent the sum of these two amounts, together with shares acquired on the market subsequent to the recently completed business combination. The Backstop Commitment Investor’s address is 601 Gateway Boulevard, South San Francisco, CA 94080.

(5)	Includes 47,152 shares of Common Stock issuable upon exercise of outstanding warrants.
(6)	Consists of shares deemed to be beneficially owned by Mr. Hennessy, as described in Note 5 above, and Mr. Gray, as described in Note 2 above.
PROPOSAL 1 - ELECTION OF DIRECTORS
The Company’s Board is presently comprised of eight (8) members, and is classified into three separate classes of directors. One class of directors is normally elected at each annual meeting of stockholders for a term of three (3) years. At the 2016 Annual Meeting, Stockholders will elect three (3) members to the Board, each of whom will serve as Class II directors, to hold office until the 2019 Annual Meeting of Stockholders. The Board has nominated Chan W. Galbato, Adam Gray and Daniel J. Hennessy for re-election as Class II directors for terms of office of three (3) years, and until their successors are elected and qualified.
It is the intention of the proxy agents named in the proxy, unless otherwise directed, to vote such proxies for the election of Chan W. Galbato, Adam Gray and Daniel J. Hennessy. Should any of such nominees be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board.
The Board unanimously recommends a vote “FOR” the election of Chan W. Galbato, Adam Gray and Daniel J. Hennessy.
INFORMATION CONCERNING MANAGEMENT
Directors and Executive Officers
Our current directors and executive officers are set forth below. With the exception of Mr. Hennessy, each person named below assumed the positions with the Company set forth below on either February 23, 2015 or February 24, 2015, in all cases (except Mr. Hennessy) in connection with the Business Combination.

Name	Age*	Position
Philip Horlock	59	President and Chief Executive Officer; Director
John Kwapis	51	Chief Operating Officer
Phillip Tighe	62	Chief Financial Officer
Dale Wendell	65	Chief Commercial Officer
Mike McCurdy	57	Vice President of Human Resources/External Affairs
Paul Yousif	41	Vice President of Legal Affairs/Corporate Treasurer/Corporate Secretary
Gurminder S. Bedi	68	Director
Dennis Donovan	67	Director
Chan W. Galbato	53	Director, Chairman
Adam Gray	50	Director
Daniel J. Hennessy	58	Director, Vice Chairman
Dev Kapadia	44	Director
Alan H. Schumacher	69	Director
*As of January 15, 2016.
Class II Directors
Chan W. Galbato has been a Class II director of the Company since completion of the Business Combination in 2015, and has been the Chief Executive Officer of Cerberus Operations & Advisory Company, LLC (“COAC”) since March 2012. He joined COAC as a Senior Operating Executive in 2009. Prior to joining COAC, Mr. Galbato owned and managed CWG Hillside Investments LLC, a consulting business providing operational and strategic turnaround expertise to chief executive officers of portfolio-based companies from 2007 to 2009. From 2005 to 2007, Mr. Galbato was President and CEO of the Controls Group of businesses for Invensys plc, a global technology company. Prior to his position with Invensys, he served as President of Services and of the commercial distribution arm of companies for The Home Depot (2003 to 2005); President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries (2001 to 2003); Chief Executive Officer of Choice Parts, a joint venture start-up (2000 to 2001); and President and Chief Executive Officer of Coregis Insurance Company, a GE Capital company (1998 to 2000). He spent 14 years with General Electric Company, holding several operating and finance leadership positions within their various industrial divisions (including Transportation [Locomotive] Systems, Aircraft Engines, Medical Systems and Appliances). Mr. Galbato has served as Chairman of the Board of School Bus Holdings since 2009. He serves as Chairman of YP Holdings, LLC, director of DynCorp International, and of Steward Health Care, LLC. Mr. Galbato served as a director of the Brady Corporation for seven years, most recently as Lead Director. He also served as Chairman of North American Bus Industries, Inc. and Guilford Mills until their sales in 2013 and 2012, respectively, and as director of Tower International, Inc. and FirstKey Holdings, LLC. Mr. Galbato holds an M.B.A. from the University of Chicago and a B.A. degree in Economics from the State University of New York. Mr. Galbato has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his operational experience with large companies.
Adam Gray has been a Class II director of the Company since the completion of the Business Combination in 2015, and is a managing partner of Coliseum Capital Management, a private firm that makes long-term investments in both public and private companies, which he co-founded in December 2005. Coliseum Capital Management manages funds that acquired 100,000 shares of our Series A Convertible Preferred Stock and 2,500,000 shares of our Common Stock at a closing held concurrently with the closing of our Business Combination. Mr. Gray also serves as nonexecutive Chairman of Redflex Holdings Limited and on the board of directors of New Flyer Industries, Inc., Rocket Dog Brands, LLC, Medalogix LLC, Blue Bird Corporation, IBIS Healthcare, Inc., United Subcontractors, Inc., and Uno Restaurant Holdings Corporation. Mr. Gray served on the board of directors of DEI Holdings, Inc. from February 2009 until its sale in June 2011, and on the board of directors of Benihana Inc. from September 2010 until its sale in August 2012. From January 2005 to November 2005, Mr. Gray was a consultant for a private investment firm. From 2003 to 2004, Mr. Gray served as Executive Vice President, Strategic Projects and Capital Management at Burger King Corp. From 1993 to 2003, Mr. Gray held several executive positions with the Metromedia Restaurant Group, comprised of S&A

Restaurant Corp. and Metromedia Steakhouses Company, LP, which included the Bennigan’s, Steak & Ale, Ponderosa and Bonanza restaurant concepts. Prior to that time, Mr. Gray served as an Associate at Kluge & Co. and an analyst within Morgan Stanley’s Merchant Banking Group. Mr. Gray holds both a B.S.E. degree in Finance from the Wharton School of Business and a B.S. degree in Mechanical Engineering from the School of Engineering & Applied Science at the University of Pennsylvania. Mr. Gray was selected to serve on our board of directors based on his background in finance and his prior experience as an executive officer of operating companies.
Daniel J. Hennessy served as Chairman and Chief Executive Officer of the Company (Hennessy Capital) from September 2013 until the closing of the Business Combination in February 2015. In connection with the closing of the Business Combination, he resigned from the Chairman and Chief Executive Officer positions and, immediately after the closing, was named the Vice Chairman of the Board of our Company. He has served as Chairman and Chief Executive Officer of Hennessy Capital Acquisition Corp. II (Nasdaq: HCACV) since May 2015, and is also the Chairman and Chief Executive Officer of Hennessy Capital LLC, an alternative investment firm he established in 2013. He is also a partner of Code Hennessy & Simmons LLC (n/k/a CHS Capital LLC or “CHS”), a middle market private equity investment firm he co-founded in 1988. Mr. Hennessy has served as Chairman of the Board and Director of CHS portfolio companies that manufacture and/or distribute a broad array of products or provide services for the industrial, infrastructure, energy and packaging sectors including: Thermon Group Holdings (NYSE: THR), a designer and manufacturer of heat tracing systems focused on the external application of heat to pipes, tanks and instrumentation, from April 2010 to May 2011; Dura-Line Holdings, a producer of high-density polyethylene conduit and pipes, from January 2012 to September 2014; Penhall International, a provider of concrete cutting, breaking, excavation and highway grinding services, from July 2006 to November 2010; GSE Environmental, a supplier of geosynthetic liners and products, from May 2004 to December 2011; WNA, a designer and manufacturer of upscale plastic disposable tableware products, from 2002 to 2007; and Kranson Industries (n/k/a TricorBraun), a distributor of glass and plastic containers, from 1999 to 2004. In 2009, EDH Properties, LLC, a family real estate investment entity for which Mr. Hennessy was the managing member, filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. A plan of reorganization was confirmed by the court in 2010 and the lender received payment in full. Prior to forming CHS, Mr. Hennessy was employed by Citicorp from 1984 to 1988 as head of the Midwest Region for Citicorp Mezzanine Investments and Vice President and Team Leader with Citicorp Leveraged Capital Group. He began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank (now Bank of America) where he was a Banking Officer. Mr. Hennessy holds a B.A. degree, magna cum laude, from Boston College and an M.B.A. from the University of Michigan Ross School of Business. Mr. Hennessy was selected to serve on our board of directors based on his experience in private equity and public and private company board governance, as well as his background in finance.
Class III Directors
Phil Horlock has been a Class III director of the Company and President and Chief Executive Officer of the Company since completion of the Business Combination in February 2015, and has been School Bus Holdings’ President and Chief Executive Officer since April 2011. Prior to this appointment, Mr. Horlock served as School Bus Holdings’ CFO and Chief Administrative Officer, starting in January 2010. Before joining School Bus Holdings, Mr. Horlock spent over 30 years with Ford Motor Company, where he held senior executive positions in Finance and Operations worldwide. His last three positions with Ford were Chairman & CEO of Ford Motor Land Development, Controller of Corporate Finance, and CFO Ford Asia Pacific & Africa. While at Ford, Mr. Horlock served on the Advisory Board of Mazda Motor Corporation and is currently a director on the Board of LoJack Corporation (NASDAQ: LOJN). Mr. Horlock holds a B.S. degree in Psychology and Mathematics from Sheffield University in England. He also completed the Ford Executive Development Program (Capstone) through the University of Michigan. Mr. Horlock has been selected to serve on our board of directors because of his automotive and school bus industry experience and the results that he has achieved with School Bus Holdings during his tenure.
Dev Kapadia has been a Class III director of the Company since completion of the Business Combination in February 2015, and has been a Managing Director of Cerberus Capital Management, L.P., an affiliate of our majority stockholder, The Traxis Group, B.V., since 2003. From 1996 to 2003, Mr. Kapadia served in various capacities with The Carlyle Group, a global private investment firm, and Carlyle Management Group, an affiliate of The Carlyle Group dedicated to turnaround and special situation investments. Prior to joining Carlyle in 1996, Mr. Kapadia was a financial analyst with Donaldson, Lufkin & Jenrette, an investment banking firm. He has served as a director of Tower International, Inc. since 2007 and is the Chairman of the Compensation Committee. Mr. Kapadia has served on the board of directors of School Bus Holdings since 2006. He has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his experience as a board member of, and executive with private equity firms that invest in, other manufacturing companies.
Class I Directors
Gurminder S. Bedi has been a Class I director of the Company since completion of the Business Combination in February 2015, and is a private investor. He served as Vice President of Ford Motor Company from October 1998 until his retirement after a 30 year career in December 2001. From 1998 until his retirement, Mr. Bedi was the Vice President of North America Truck, responsible for vehicle development and business and technical strategies. At Ford, his positions included President of Ford Argentina and Brazil, head of North American Quality and a variety of other senior management positions in product development, manufacturing and strategy. Mr. Bedi was, until December 2014, Chairman of Compuware Corporation (NASDAQ: CPWR) and served on its audit and governance committees. Mr. Bedi is a director of KEMET Corporation (NYSE: KEM), serving on its governance and compensation committees, and Actuant Corporation (NYSE: ATU), serving on its governance and compensation committees. A graduate of George Washington University with a B.S. degree in Mechanical Engineering, Mr. Bedi also earned an M.B.A. with a concentration in Finance from the University of Detroit. Mr. Bedi, together with Mr. Donovan and Mr. Schumacher, were elected to the board by the stockholders of Hennessy Capital at the same stockholders’ meeting at which the stockholders approved the Business Combination. Mr. Bedi has been selected to serve on our board of directors because of his experience and education in finance. Moreover, with his strong background in the automotive, truck and bus sector, Mr. Bedi provides our Company and the board of directors with in-depth knowledge of the industry.
Dennis Donovan has been a Class I director of the Company since completion of the Business Combination in 2015, and was appointed Senior Advisor at COAC in 2015. He served as Vice Chairman of COAC from 2012 until his appointment as Senior Advisor in 2015. He was a Senior Advisor to the firm from 2009 to 2012. From 2008 to 2009, Mr. Donovan was a senior executive and director of COAC. He joined COAC in 2007 as Chief Human Resource Officer. Mr. Donovan previously served as Executive Vice President, Human Resources at The Home Depot (home improvement retailer), from 2001 to 2007. He was Senior Vice President, Human Resources at Raytheon (technology provider to defense, homeland security and other governmental markets) from 1998 to 2001. Mr. Donovan spent 26 years at General Electric Company, working in a number of the company’s businesses and at the corporate headquarters. He was named an officer of General Electric in 1991. Mr. Donovan has served on the board and compensation committee of Reydel Automotive LDC, an interior systems business, since 2014. Mr. Donovan served on the School Bus Holdings board from 2008 to 2015, and has also previously served on the boards and compensation committees of Traxis Financial Group and Nabi Optima Holdings, affiliates of Cerberus Capital Management, engaged in the manufacturing, financing and sales of vehicles in the transportation sector. Mr. Donovan served as a director of Tower International, Inc. from 2010 to January 2014. He was an advisor to Tower’s board and compensation committee (from 2009 to 2010) and to the boards and compensation committees of: GMI Holding Corporation; Freedom Group, Inc.; and NewPage Corporation; all of which are or were affiliates of Cerberus Capital Management. Mr. Donovan has been selected to serve on our board of directors based on his knowledge of School Bus Holdings and his operational and human resources experience with large companies.

Alan H. Schumacher has been a Class I director of the Company since completion of the Business Combination in February 2015, and was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer. Mr. Schumacher has served as a director of School Bus Holdings since 2008. He is also a director of BlueLinx Holdings, Inc., AB Acquisition LLC, Evertec Inc., and Noranda Aluminum Holding Corporation. He is also a member of the board of managers of Quality Distribution LLC. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006, of Equable Ascent Financial, LLC from December 2009 through February 2012, and of Quality Distribution Inc. from 2004 to August 2015. Mr. Schumacher has been selected to serve on our board of directors based on his financial and accounting expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies and his knowledge of School Bus Holdings.
Executive Officers
Information on our executive officers (other than Mr. Horlock) is provided below.

John Kwapis was appointed School Bus Holdings’ Chief Operating Officer in January 2011, and the Company’s Chief Operating Officer upon completion of the Business Combination in February 2015. He joined School Bus Holdings as Senior Vice President of Operational Excellence in May 2010. Immediately prior to joining School Bus Holdings, Mr. Kwapis was Director of Manufacturing and Supply Chain of Fisker Automotive, Inc. from 2008 to 2010, and Chief Technology Officer, Vice President and General Manager of Invensys Controls from 2006 to 2008. Prior to these appointments, Mr. Kwapis held various executive positions at Johnson Controls and Accenture. During his career, Mr. Kwapis has held positions in manufacturing, supply chain, engineering, sales and marketing and business development. Mr. Kwapis holds a B.S. degree in Mechanical Engineering from Michigan State University.
Phil Tighe was appointed School Bus Holdings’ Chief Financial Officer in March 2012, and the Company’s Chief Financial Officer upon completion of the Business Combination in February 2015. Before joining School Bus Holdings, Mr. Tighe worked for the Ford Motor Company for 36 years, holding a variety of positions that included financial control and strategic planning, both domestically and internationally, and has been stationed in North America, South America, Asia and Europe. Immediately prior to joining School Bus Holdings, Mr. Tighe was based in Shanghai with Ford where he was Executive Director of Strategy and Business Planning from 2006 to 2011. His prior positions included Vice President, Finance and Planning Ford Asia Pacific & Africa, CFO Ford Mexico, CFO Mazda Europe and CFO Ford Venezuela. Mr. Tighe holds a Bachelor of Commerce degree from the University of Melbourne and an M.B.A. from the Royal Melbourne Institute of Technology in Australia.
Dale Wendell was appointed School Bus Holdings’ Chief Commercial Officer in February 2014, and the Company’s Chief Commercial Officer upon completion of the Business Combination in February 2015. Prior to this appointment, Mr. Wendell was School Bus Holdings’ Senior Vice President of Global Sales and Marketing from July 2011. Immediately prior to joining School Bus Holdings, Mr. Wendell worked as a consultant for School Bus Holdings, Automotive Broadcasting Network and Cox Enterprises from 2006 to 2011 and was Vice President of Sales and Marketing of Forest Health (a personal health company) from 2003 to 2005. Prior to this, Mr. Wendell worked for the Ford Motor Company for 28 years where he held several executive sales and marketing positions, including Vice President of Sales for the Lincoln Mercury Division and Executive Director of Global Export Operations. Mr. Wendell holds a Master’s degree in Economics from Western Michigan University and graduated from Duke University’s Fuqua School of Business as part of the Ford Executive Education Program.
Mike McCurdy was appointed School Bus Holdings’ Vice President of Human Resources/External Affairs in 2011, and the Company’s Vice President of Human Resources and External Affairs upon completion of the Business Combination in February 2015. Mr. McCurdy joined School Bus Holdings in 1999, and has held various leadership positions in Operations and Human Resources. In 2008, Mr. McCurdy was appointed Vice President of Human Resources and then in 2011 Mr. McCurdy assumed additional responsibilities for External Affairs, representing School Bus Holdings with local and state leaders in Georgia. Prior to joining School Bus Holdings, Mr. McCurdy was Director of Human Resources of AFP, Inc. (Associated Family Photographers) from 1994 to 1998 and held Human Resource and Operations leadership positions with Olan Mills Inc. (a photography company) from 1983 to 1994. Mr. McCurdy holds a B.S. degree in Business Administration from Baylor University, and holds a Senior Professional in Human Resources (SPHR) certification.
Paul Yousif was appointed School Bus Holdings’ Vice President of Legal Affairs/Corporate Treasurer in 2011, and the Company’s Vice President of Legal Affairs, Corporate Treasurer and Corporate Secretary upon completion of the Business Combination in February 2015. Prior to this appointment, Mr. Yousif held the position of Corporate Treasurer since joining School Bus Holdings in 2007. Mr. Yousif’s current role also includes managing Treasury, Payroll, Accounts Receivable and Accounts Payable. Immediately prior to joining School Bus Holdings, Mr. Yousif worked for Visteon (an automotive component manufacturer) from 2000 to 2007, holding various management positions including Manager of Global Materials Analysis, and CFO of GCM-Visteon, LLC (a manufacturing joint venture between Nissan and Visteon). Mr. Yousif holds a B.S. degree in Business Administration from the University of Detroit and a Juris Doctor and Master of Science in Taxation from Wayne State University.
CORPORATE GOVERNANCE AND BOARD MATTERS
Classified Board of Directors
Our board of directors is classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. Messrs. Bedi, Donovan and Schumacher have been elected to a class (Class I) that will serve until our 2018 Annual Meeting of Stockholders. Messrs. Horlock and Kapadia have been appointed to serve in a class (Class III) that will serve until our 2017 Annual Meeting of Stockholders. Messrs. Galbato, Gray and Hennessy have been elected or appointed to serve in a class (Class II) that will serve until our 2016 Annual Meeting of Stockholders.
As part of the Business Combination, the Seller agreed not to remove Daniel J. Hennessy from our Board without cause at any time from and after the closing of the Business Combination through the 2017 Annual Meeting of Stockholders and has agreed not to remove Adam Gray from our board of directors without cause at any time from and after the closing of the Business Combination through the 2016 Annual Meeting of Stockholders.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent unless we are a “controlled company”. An “independent director” is defined under the Nasdaq rules generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Although we are a controlled company as defined under Nasdaq regulations, our Board has determined that each of our directors, other than Mr. Horlock, is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Shareholder Communications with the Board of Directors
Our corporate governance guidelines provide that our Chairman and our Chief Executive Officer are responsible for establishing effective communications with our stockholders. Our Board has implemented a process for stockholders to send communications to our Board and to specific individual directors.
Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to our Corporate Secretary, Blue Bird Corporation, 402 Blue Bird Blvd., Fort Valley, Georgia 31030. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication”. All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Audit Committee Chairman at the Company’s headquarters or by telephone at 1-866-766-1953.
Leadership Structure and Risk Oversight
The Board does not have a lead independent director. Chan W. Galbato is our Chairman of the Board and Daniel J. Hennessy is our Vice Chairman of the Board. Although we do not have a formal policy regarding the separation of the CEO and Chairman of the Board positions, at this time those positions are held by two separate individuals, Mr. Horlock and Mr. Galbato.
The Board does not have a formal risk management committee, but administers this oversight function through various standing committees of the Board. The Audit Committee maintains responsibility for oversight of financial reporting-related risks, including those related to our accounting, auditing and financial reporting practices. The Audit Committee also review reports and considers any material allegations regarding potential violations of our Company’s Code of Ethics. The Compensation Committee oversees risks arising from our compensation policies and programs. This Committee also has responsibility for evaluating and approving our executive compensation and benefit plans, policies and programs.
Annual Meeting Attendance
The Board encourages all of its members to attend the Annual Meeting of Stockholders. All director nominees and all continuing directors are encouraged to be personally present or to attend the Annual Meeting of Stockholders by teleconference. The 2016 Annual Meeting is the first such meeting since the closing of the Business Combination.
Board Meetings
The Board held six (6) meetings during fiscal 2015. The Board has three (3) standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee, each as further described below. Each standing committee has the right to retain its own legal and other advisors.
All directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which each has been a director); and (ii) the total number of meetings held by all committees of the board on which each served (during the periods that they served) in our fiscal year ended October 3, 2015.
Committees of the Board of Directors
The standing committees of our Board currently consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
Audit Committee
Our Audit Committee consists of Messrs. Bedi, Kapadia, and Schumacher, with Mr. Schumacher serving as the Chairman of the Audit Committee. We believe that each of these individuals qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. The Board has determined that Mr. Schumacher qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K, and that each member of the Audit Committee is financially literate.
Our Board has adopted a written charter for the Audit Committee, which is available on our corporate website at www.blue-bird.com. The Audit Committee reviews and assesses the adequacy of its charter annually. The Audit Committee met three (3) times in fiscal 2015.

Responsibilities of the Audit Committee include, among others contained in its charter:

•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•
pre-approval of all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•
oversight, review and discussion with management and the independent registered public accounting firm of audit results, our financial statements, financial disclosures and related financial reporting and internal control matters, including oversight of the internal audit function;

•	oversight and monitoring of the Company’s compliance policies and practices with respect to legal and regulatory requirements and codes of conduct;

•	review and discussion with the independent registered public accounting firm of all relationships the registered public accounting firm have with us in order to evaluate its continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and assessment of the independent registered public accounting firm’ independence and all relationships between the independent registered public accounting firm and the Company;

•	review and approval of any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to our entering into such transaction; and

•
review with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Our Compensation Committee consists of Messrs. Donovan, Kapadia and Galbato, with Mr. Kapadia serving as the Chairman of the Compensation Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements, although we will not be subject to those requirements to the extent that we are a controlled company.
Our Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.blue-bird.com. The Compensation Committee reviews and assesses the adequacy of its charter annually. The Compensation Committee met three (3) times in fiscal 2015.
Responsibilities of the Compensation Committee include, among others contained in its charter:

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review and approval on an annual basis of the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	review and approval of the compensation of all of our other executive officers;

•	review and approval of our executive compensation policies, plans and programs;

•	implementation and administration of our equity-based remuneration plans;

•	assisting management in complying with our SEC filings and annual report disclosure requirements;

•	approval of all special perquisites, special cash payments and other special compensation and benefits arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement (if required by law); and

•	review, evaluation and recommendation of changes, if appropriate, to the remuneration for directors.
The Compensation Committee charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the SEC and Nasdaq.
In March 2015, the Compensation Committee retained Meridian Compensation Partners, LLC to provide advice to the Compensation Committee, as requested from time to time, in connection with matters pertaining to executive and director compensation. The scope of the engagement pursuant to the engagement letter includes general guidance on executive and director compensation matters, advice on the Company’s executive pay philosophy and compensation peer group, advice on the design of incentive plan and other compensation programs, the provision of comprehensive competitive market studies and market data, and updates on best practices and changes in the regulatory or corporate governance environment. During fiscal 2015, Meridian provided the Compensation Committee with certain general and statistical information related to executive and director compensation, such as peer group and benchmark compensation data, and assistance with compensation disclosure related to the Business Combination.
Corporate Governance and Nominating Committee
Our Corporate Governance and Nominating Committee consists of Messrs. Galbato, Hennessy and Kapadia, with Mr. Galbato serving as the Chairman of the Corporate Governance and Nominating Committee. We believe that each of these individuals qualifies as an independent director according to Nasdaq requirements, although we will not be subject to those requirements to the extent that we are a controlled company.
Our Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on our corporate website at www.blue-bird.com. The Corporate Governance and Nominating Committee reviews and assesses the adequacy of its charter annually. The Corporate Governance and Nominating Committee met two (2) times in fiscal 2015.
Responsibilities of the Corporate Governance and Nominating Committee include, among others contained in its charter:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our Board;

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overseeing the organization of our Board and making recommendations to the Board regarding the Board’s size, composition, membership in the staggered classes, composition of Board committees, the process for filling vacancies and the tenure of members;

•	developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; and

•	leading the Board in the annual review of the Board and management.
In considering a candidate for election to our Board, the Corporate Governance and Nominating Committee will carefully evaluate all relevant qualifications and experience of such candidate in order to assess such person’s ability to be a valuable and contributing member of our Board. Such evaluation shall be made without regard to race, religion, gender, ancestry, national origin or disability.
Shareholder Nominations
Our Corporate Governance and Nominating Committee will consider candidates for the Board recommended by stockholders. To recommend director candidates, stockholders must follow all rules of the SEC and the Company’s bylaws. Below is a summary of the requirements contained in our bylaws:

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Company’s notice of such special meeting, may be made (i) by or at the direction of the Board, or (ii) by any stockholder of the Company (x) who is a stockholder of record on the date of the giving of the notice for such meeting and on the Record Date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the Company’s bylaws.
In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.
A stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the bylaws, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company.
In addition to the foregoing, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our website at www.blue-

bird.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, our board of directors adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will promptly communicate such information to our Audit Committee or another independent body of our Board. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our Board. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board in determining whether or not to approve or ratify a related person transaction, although such determinations will be made in accordance with Delaware law.
Related Person Transactions
HCAC Sponsor/Daniel J. Hennessy. In connection with the Business Combination, we entered into a letter agreement with the HCAC Sponsor pertaining to up to 12,125,000 of certain private placement warrants. By virtue of the fact that holders of our public warrants tendered a total of 2,690,462 public warrants pursuant to an exchange offer that expired on March 2, 2015, the effect of the HCAC Sponsor’s letter agreement was that on March 17, 2015, the HCAC Sponsor exchanged 9,434,538 of its private placement warrants for a total of 943,453 shares of our Common Stock. The HCAC Sponsor beneficially owned 18.6% of our outstanding common stock prior to the Business Combination, and was controlled by Daniel J. Hennessy, a member of our Board. The HCAC Sponsor has since distributed those shares, its remaining private placement warrants and the other shares of Common Stock that it owned to its equity owners (including Daniel J. Hennessy), subject to certain lock-up provisions applicable to the HCAC Sponsor. Pursuant to a registration rights agreement with the Company, these securities (including shares issuable upon exercise of warrants) have been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”) on a registration statement filed by the Company with the SEC.
To induce certain entities to provide funding for the Business Combination, the HCAC Sponsor forfeited a total of 2,002,750 shares of our Common Stock (including all of the founder earn-out shares) to our Company at the closing of the Business Combination.
Hennessy Capital (of which Daniel J. Hennessy was Chairman and Chief Executive Officer prior to completion of the Business Combination) entered into an Administrative Services Agreement with Hennessy Capital LLC, an affiliate of the HCAC Sponsor, pursuant to which Hennessy Capital paid a total of $10,000 per month for office space, utilities and secretarial support. The obligation to pay those fees terminated upon consummation of the Business Combination. A total of $130,000 was paid pursuant to this agreement.
Prior to the Business Combination, the HCAC Sponsor, Hennessy Capital’s executive officers and directors, and their respective affiliates, were reimbursed for out-of-pocket expenses incurred in connection with activities such as identifying potential target businesses and performing due diligence on suitable business combinations. The amount of such reimbursements, paid upon consummation of the closing of the Business Combination, totaled $142,162.

Coliseum Capital Management/Adam Gray. Concurrent with the closing of the Business Combination and in connection therewith, four investment funds managed by Coliseum Capital Management, LLC (“CCM”) purchased 2,500,000 shares of our Common Stock (at $10.00 per share) and 100,000 shares of our Series A Convertible Preferred Stock (at $100.00 per share) for an aggregate purchase price of $35 million. Pursuant to a registration rights agreement with the Company, these securities (including shares issuable upon conversion of preferred stock and shares issuable in payment of required dividends) have been registered for resale under the Securities Act on a registration statement filed by the Company with the SEC. Adam Gray is a managing partner of CCM and affiliated funds of CCM, and was elected to our board of directors upon closing of the Business Combination.
Phantom Award Plan Payouts. Upon consummation of the closing of the Business Combination, in exchange for all of the outstanding stock of School Bus Holdings, the Seller received 12,000,000 shares of our Common Stock, directed that $13.6 million of the Cash Component of the total purchase price be paid to participants in School Bus Holdings’ Phantom Award Plan and received the remaining $86.4 million of the Cash Component of the total purchase price. Participants in the Phantom Award Plan receiving cash in connection with the foregoing included our directors Chan W. Galbato ($1,000,000) and Alan H. Schumacher ($100,000). Our named executive officers also received cash payments, as described in the section “Director and Executive Compensation” included in this Proxy Statement.
DIRECTOR AND EXECUTIVE COMPENSATION
This section discusses Blue Bird’s director compensation program as well as the material components of the executive compensation program for Blue Bird’s named executive officers who are identified in the Summary Compensation Table below.
Effect of the Business Combination
By virtue of the consummation of the Business Combination, the HCAC Sponsor ceased to control the Company. The former management of Hennessy Capital no longer holds any executive officer positions and the HCAC Sponsor now has only one designee on the Company’s Board (comprised of eight members).
Prior to the Business Combination, none of Hennessy Capital’s executive officers or directors received any cash or non-cash compensation for their services. Prior to the Business Combination, an affiliate of the HCAC Sponsor was paid a management fee of $10,000 per month for office space and administrative services.
Compensation Discussion
Included in this discussion is information for our named executive officers. All executive officers of the Company prior to completion of the Business Combination resigned in connection with the Business Combination, and were not compensated by the Company for their services.
We also include herein compensation information on the SBH directors. Certain directors of SBH prior to completion of the Business Combination also resigned in connection with the Business Combination, although compensation paid to those directors in fiscal 2015 is discussed below.
We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as the Company (formerly Hennessy Capital Acquisition Corp.) qualified as an emerging growth company prior to completion of the Business Combination. The scaled down disclosure rules are those applicable to “smaller reporting companies”, as such term is defined in the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require compensation disclosure for our principal executive officer and our two most highly compensated executive officers other than the principal executive officer whose total compensation for the fiscal year ended October 3, 2015 (referred to as fiscal 2015) exceeded $100,000. Phil Horlock is our principal executive officer. During fiscal 2015, the two most highly compensated executive officers other than Mr. Horlock whose total compensation exceeded $100,000 were John Kwapis, our Chief Operating Officer, and Phil Tighe, our

Chief Financial Officer. Messrs. Horlock, Kwapis and Tighe are referred to in this Proxy Statement as our named executive officers.
2015 Director Compensation
Prior to completion of the Business Combination, none of Hennessy Capital’s directors received any cash (or non-cash) compensation for services rendered to the Company.
The following discusses director compensation for directors of SBH in fiscal 2015, prior to completion of the Business Combination, and discusses director compensation for directors of the Company in fiscal 2015, following completion of the Business Combination.
During fiscal 2015, prior to completion of the Business Combination, SBH paid directors’ fees to Messrs. Schumacher ($15,625 for each calendar quarter), Loftus ($15,000 for each calendar quarter) and Klegon ($12,500 for each calendar quarter). No other directors received directors’ fees for service during fiscal 2015, as they are all employees of either Cerberus Capital Management or COAC (with the exception of Mr. Horlock), both of which were affiliates of SBH prior to completion of the Business Combination. SBH reimbursed all of its directors for their reasonable expenses (if any) incurred in attending meetings of the board and committees of the board. The following table sets forth the compensation paid to each person who served as a director of SBH in fiscal 2015. Mr. Horlock, our President and Chief Executive Officer, did not receive any additional compensation for his service as a director.
2015 Director Compensation Table
The following table displays compensation totals paid to former directors of SBH and to directors of the Company in fiscal 2015.

Name	Fees earned or paid in cash for fiscal 2015($)	Stock Awards($)	Total($)
Gurminder S. Bedi*	$31,250	$63,658	$94,908
Dennis Donovan*	$31,250	$63,658	$94,908
Chan Galbato, Chairman*	$50,000	$95,487	$145,487
Adam Gray *(1)	$31,250	$63,658 (2)	$94,908
Daniel J. Hennessy*	$31,250	$63,658	$94,908
Phil Horlock*	$0	$0	$0
Dev Kapadia*	$34,375	$63,658	$98,033
Alan Schumacher*	$68,750	$63,658	$132,408
Adam Hieber	$0	$0	$0
Frank Klegon	$12,500	$0	$12,500
Ethan Klemperer	$0	$0	$0
Steve Loftus	$30,000	$0	$30,000
James Marcotuli……………………	$6,250	$63,658 (3)	$69,908

*	Denotes current director of the Board. All other directors listed resigned in connection with the Business Combination, except Mr. Marcotuli, who resigned on June 4, 2015.

(1)
All director compensation payable to Mr. Gray for his services as a director has been assigned by Mr. Gray to Coliseum Capital Partners, L.P. (“CCP”), an affiliate of Coliseum Capital Management, LLC, pursuant to an agreement.

(2)
This award, granted on July 29, 2015, represents a restricted stock equivalent unit grant, which was made to CCP and will be settled in cash equal to the fair market value of a share of our Common Stock on the settlement date.

(3)	Upon Mr. Marcotuli’s resignation, 25% of this award had vested.

Upon the consummation of the Business Combination, 13.6% of the cash component of the purchase price was paid (subject to applicable withholding taxes) to the Phantom Award Plan participants under SBH’s former Phantom Award Plan. Of the amount so distributed to the Phantom Award Plan participants, $1,000,000 was paid to Mr. Galbato (1.0%), $100,000 was paid to Mr. Loftus (0.1%), $1,000,000 was paid to Mr. Marcotuli (1.0%) and $100,000 was paid to Mr. Schumacher (0.1%).
Currently, the Company compensates directors with a mixture of cash and stock awards. Directors are paid $50,000 annually in cash, with the Chairman to receive $75,000 annually in cash. In addition, committee chairs receive additional cash compensation as follows: Audit Committee Chair - $10,000; Compensation Committee Chair - $5,000; Nominating and Corporate Governance Committee Chair - $5,000. Cash payments are made in equal installments in March, June, September and December.
With the exception of Mr. Gray, directors each received awards of Restricted Stock Units (“RSUs”) in May 2015, which are reflected in the Stock Awards column in the table above. Each RSU represents the contingent right to receive one (1) share of the Company’s Common Stock on the vesting schedule provided in the awards. These RSUs will vest on March 30, 2016, subject to the continuous service of the director until the vesting date, as provided in the award agreement. The settlement date for the RSUs is the earlier of the date when the director’s service terminates, or consummation of a change of control of the Company.
Summary Compensation Table
The following table provides information regarding the compensation awarded to, or earned by, our named executive officers for fiscal 2015 and fiscal 2014.

Name and principal position	Fiscal year	Salary ($)	Bonus ($)(1)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Phil Horlock, President and Chief Executive Officer	2015 2014	621,060 522,802	515,000	2,638,000 1,680,780	1,662,500 -	937,500 1,545,000	-	30,947 27,968	5,890,007 4,291,550

John Kwapis, Chief Operating Officer	2015 2014	348,678 312,640	-	659,500 1,120,520	413,000 -	350,000 695,250	-	24,823 23,709	1,796,001 2,152,119

Phil Tighe, Chief Financial Officer	2015 2014	377,428 313,890	231,750	725,450 1,120,520	454,300 -	380,000 695,250	-	35,108 26,480	1,972,286 2,387,890

(1)	Amounts included in the “Bonus” column were paid to Messrs. Horlock and Tighe to compensate them for their efforts in connection with the Business Combination.

(2)
Each of Messrs. Horlock, Kwapis and Tighe was granted an award in fiscal 2014 under the former Phantom Award Plan, with a Threshold (as discussed below under “Phantom Award Plan”) of $150.0 million. Each award provided that one third of the award vests on each of December 1, 2014, 2015 and 2016. The Award Percentages (as discussed below under “Phantom Award Plan”) were: Mr. Horlock: 0.75%; Mr. Kwapis: 0.50%; and Mr. Tighe: 0.50%. In fiscal 2015, Messrs. Horlock, Kwapis and Tighe were granted restricted stock units and option awards under the 2015 Omnibus Equity Incentive Plan. The amounts in these columns are the aggregate grant date fair values of each respective award computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Refer to Note 15, Share Based Compensation, included in the Notes to Consolidated

Financial Statements included in our Annual Report on Form 10-K filed on December 15, 2015 for the relevant assumptions used to determine the valuation of our equity awards.

(3)
Amounts included in the “Non-equity incentive plan compensation” column relate to the annual Management Incentive Bonus Plan, referred to as the “MIP”. Amounts shown in the table for 2015 were paid in fiscal 2016 based on fiscal 2015 performance, and amounts shown in the table for 2014 were paid in fiscal 2015 based on fiscal 2014 performance. See “MIP” below for a description of this plan.

“All other compensation” for fiscal 2014 and fiscal 2015 is comprised of the following for each of the named executive officers:
For Mr. Horlock, $19,920 (2015) and $18,541 (2014), for the use of an automobile, $4,110 (2015) and $4,110 (2014), for premiums for disability insurance paid by us for Mr. Horlock’s benefit, and $6,917 (2015) and $5,317 (2014), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Horlock to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Horlock to that plan.
For Mr. Kwapis, $18,000 (2015) and $17,101 (2014), for the use of an automobile, $3,073 (2015) and $3,072 (2014), for premiums for disability insurance paid by us for Mr. Kwapis’ benefit, and $3,750 (2015) and $3,536 (2014), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Kwapis to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Kwapis to that plan.
For Mr. Tighe, $18,000 (2015) and $17,101 (2014), for the use of an automobile, $4,091 (2015) and $4,091 (2014), for premiums for disability insurance paid by us for Mr. Tighe’s benefit, and $13,017 (2015) and $5,288 (2014), as a contribution by us to Blue Bird’s 401(k) plan on behalf of Mr. Tighe to match a pre-tax deferral contribution (included under “Salary”) made by Mr. Tighe to that plan.
MIP
We maintain an annual performance-based cash bonus plan which rewards our executive officers for our achievement of specific financial targets. Cash awards are made at the end of each fiscal year (after receipt of the audited financial statements) based on the achievement of MIP Adjusted EBITDA targets and net cash or net debt improvement targets which are set at the beginning of such fiscal year. For purposes of the fiscal 2014 MIP, “MIP Adjusted EBITDA” means net income before interest, taxes, depreciation and amortization, adjusted to add back restructuring costs. Net cash or net debt improvement is calculated, subject to adjustments made by the Compensation Committee in its discretion, as the daily average of total cash minus total debt over the period from September 15 to October 15 for the applicable fiscal year compared with the same period for the prior fiscal year. The Compensation Committee approves the financial performance targets under the MIP on an annual basis. Early in fiscal 2014, the Compensation Committee established target bonuses for fiscal 2014 performance for each of the named executive officers. Mr. Horlock’s target bonus was 100% of his salary, and the target bonus for each of Messrs. Kwapis and Tighe was 75% of his respective salary. For fiscal 2015, the Compensation Committee established target bonuses for Mr. Horlock as 150% of his salary and for Messrs. Kwapis and Tighe as 100% of his respective salary. Awards under the MIP for fiscal 2014 and fiscal 2015 performance are based 75% on Blue Bird’s MIP Adjusted EBITDA and 25% on Blue Bird’s net cash or debt improvement, as follows:

MIP Adjusted EBITDA (75% of Award)

Actual Adjusted EBITDA ($Mils)	Percent of Target Bonus	Weighted Percentage of Target Bonus
50.0*	50.0%	37.5%
60.0	75.0	56.3
70.0	90.0	67.5
72.0	100.0	75.0
80.0	150.0	112.5
85.0	200.0**	150.0
90.0	250.0	187.5
95.0	300.0	225.0

*	No bonus award will be paid if MIP Adjusted EBITDA is below $50.0 million.

**	The award is uncapped; however, beyond 200% of target, the Compensation Committee has sole discretion to pay amounts in excess of 200% of target.
Net Debt Improvement Versus Prior Fiscal Year (25% of Award)
(Daily Average - Sept. 15-Oct. 15)

Net Debt Improvement ($Mils)	Percent of Target Bonus	Weighted Percent of Target Bonus
20.0*	50.0%	12.5%
25.0	75.0	18.8
30.0	90.0	22.5
35.0	100.0	25.0
40.0	150.0	37.5
45.0	200.0**	50.0
50.0	250.0	62.5
55.0	300.0	75.0

*	No bonus award will be paid if Net Debt Improvement is less than $20.0 million.

**	The award is uncapped; however, beyond 200% of target, the Blue Bird compensation committee has sole discretion to pay amounts in excess of 200% of target.

After the financial results for the preceding fiscal year are available, the Compensation Committee meets in order to determine the bonuses to be granted under the MIP for the preceding fiscal year’s performance. In addition to reviewing whether the established financial targets are met, the Compensation Committee has sole discretion to adjust the actual award amounts based on such other criteria as the Compensation Committee deems relevant. MIP awards based on fiscal 2014 and fiscal 2015 performance and reflected in the Summary Compensation Table were paid in December 2014 and 2015, upon the completion of Blue Bird’s audited financial statements for the applicable year.
Omnibus Equity Incentive Plan
In fiscal 2015, we adopted the Omnibus Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan is administered by the Compensation Committee of our Board of Directors. Under the Incentive Plan, the Committee may grant an aggregate of 3,700,000 shares of common stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards. The exercise price of a share subject to a stock option may not be less than 100% of the fair market value of a share of the Company’s common stock with respect to the grant date of such stock option. The Committee in its discretion shall determine the terms of each award, including vesting schedules, forfeiture provisions, performance metrics, and the effect of certain events, such as a change in control.
In fiscal years prior to 2015, we had not granted any stock options or other stock-settled awards. In our fiscal 2015 third quarter, we granted 36,585 RSUs to our board members, and 490,000 RSUs and options to purchase 1,004,000 shares of Common Stock to management employees. The director awards vest in 10 months, and the employee awards vest over a 33-month period.
Phantom Award Plan
Prior to completion of the Business Combination, Blue Bird maintained a phantom equity award plan, referred to as the “Phantom Award Plan”, which permitted certain participants (including employees, directors, officers and consultants of Blue Bird) to be eligible to participate in distributions made to investors in Blue Bird after investors in Blue Bird had received the return of a specified amount of cash and any capital contributions that they may have made (referred to as the “Threshold”). Awards were previously granted pursuant to the Phantom Award Plan with a Threshold of either $40.0 million or $150.0 million, which thresholds are now fully satisfied and non-applicable to future awards. Awards were granted with a specified Award Percentage, which indicates the percentage of the distribution, if any such distribution occurred, to which the participant would be entitled.
As indicated in the Summary Compensation Table, each of Messrs. Horlock, Kwapis and Tighe was granted an award under the Phantom Award Plan in fiscal 2014 with a Threshold of $150.0 million. The Award Percentages were: Mr. Horlock: 0.75%; Mr. Kwapis: 0.50%; and Mr. Tighe: 0.50%.
In June 2014, the named executive officers received the following cash distributions under the Phantom Award Plan: Phil Horlock: $3,900,000, John Kwapis: $2,600,000, and Phil Tighe: $2,600,000. Such payments were made in connection with the $226.8 million special dividend that SBH paid to its sole stockholder in June 2014. The 2014 cash distributions under the Phantom Award Plan are not included in the Summary Compensation Table because the awards granted under the Phantom Award Plan are subject to ASC Topic 718 and, accordingly, would have been reported in the Summary Compensation Table in the year of grant based on the aggregate grant date fair value of such awards at the time of grant.
Upon the consummation of the Business Combination, 13.6% of the cash component paid to the Seller (the “Cash Component”) was paid (subject to applicable withholding taxes) to the Phantom Award Plan participants under the Phantom Award Plan. Of the amount so distributed, Messrs. Horlock, Kwapis and Tighe received cash payments equal to 2.25%, 1.5% and 1.5%, respectively, of the Cash Component. Thus, upon completion of the Business Combination, with a total Cash Component of $100 million, $13,550,000 became payable to the Phantom Award Plan participants and of that amount, $2,250,000 was paid to Mr. Horlock, $1,500,000 was paid to Mr. Kwapis and $1,500,000 was paid to Mr. Tighe.
Concurrent with the closing of the Business Combination, the Phantom Award Plan was assigned by SBH to Traxis Group B.V., our majority stockholder. Future Phantom Award Plan payments will be triggered if Traxis Group B.V. realizes additional returns on its invested capital and will be funded by Traxis Group B.V.
Tax-Qualified Retirement Plan
Blue Bird has a tax-qualified retirement savings plan, the Blue Bird Employee Retirement Savings Plan (the “401(k) Plan”), under which participating employees may contribute up to the yearly statutory maximum under IRS guidelines into their 401(k) Plan accounts. In addition, under the 401(k) Plan, Blue Bird matches amounts contributed by the participant up to a certain percent of earnings, not to exceed the statutory maximum. Blue Bird currently makes matching contributions under the 401(k) Plan at a rate of 50% of the first 6% of eligible compensation contributed by participants. The 401(k) Plan also allows Blue Bird to make discretionary profit sharing contributions to the 401(k) Plan accounts for the benefit of participating employees for any calendar year in an amount determined by the Board.
Employment Agreements and Other Arrangements with Named Executive Officers
Phil Horlock. Prior to completion of the Business Combination, Phil Horlock and SBH entered into an Employment Agreement dated as of April 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Horlock’s Employment Agreement”). Following completion of the Business Combination, Mr. Horlock’s Employment Agreement is now an obligation of the Company.
Mr. Horlock’s Employment Agreement provides that he will serve as our President and Chief Executive Officer at a base salary of $500,000, subject to annual increases as determined by the Board in its discretion. Mr. Horlock’s annual base salary at the end of fiscal 2014 was $530,450, and was increased to $625,000 for fiscal 2015. Mr. Horlock’s Employment Agreement initially had a two year term, and is now renewable for successive one year periods unless either party has given the other 60 days’ notice prior to the expiration of the current period of its intention to terminate.
Mr. Horlock’s Employment Agreement provides that he will be eligible to receive an annual cash bonus award based on Blue Bird’s performance and that he will be eligible to participate in the Company’s former Phantom Award Plan at an Award Percentage of 1.50% and a Threshold of $40.0 million. As described above under “Phantom Award Plan”, Mr. Horlock was granted an additional award on December 1, 2013, with an Award Percentage of 0.75% and a Threshold of $150.0 million.
If Mr. Horlock’s employment is terminated for cause or by Mr. Horlock for any reason, Mr. Horlock will be entitled to receive his accrued but unpaid base salary to the date of termination and any benefits to which he is entitled under existing employee benefits plans. Upon Mr. Horlock’s termination of employment without cause, or upon the expiration of the then current term, in addition to the amounts described in the preceding sentence, upon the signing of a release, Mr. Horlock will be entitled to receive (i) payment for any accrued but unused vacation, (ii) an amount equal to the unpaid portion of his annual bonus relating to the previous fiscal year or the current fiscal year if his employment is terminated during the year, in which case the bonus will be pro-rated, (iii) his then salary for the earlier of 12 months or until he commences new employment, (iv) reimbursement for COBRA coverage and (v) consideration for an aggregate amount equal to the fair market value (as determined in good faith by the board of directors or its designee) of vested phantom awards as of the date of termination.
Mr. Horlock’s Employment Agreement also contains confidentiality provisions, which extend indefinitely after he ceases employment, and noncompetition and nonsolicitation (of customers, suppliers and employees) provisions, which are applicable for a period of 24 months following termination of employment.
John Kwapis. Prior to completion of the Business Combination, John Kwapis and SBH entered into an Employment Agreement dated as of May 1, 2011, as amended by a First Amendment to Employment Agreement dated as of June 1, 2012 (referred to collectively as “Mr. Kwapis’ Employment Agreement”), pursuant to which he serves as Chief Operating Officer at a base salary of $300,000 per year, subject to annual increases. Following completion of the Business Combination, Mr. Kwapis’ Employment Agreement is now an obligation of the Company.
Mr. Kwapis’ annual base salary at the end of fiscal 2014 was $318,270, and was increased to $350,000 for fiscal 2015. The provisions concerning the term of Mr. Kwapis’ Employment Agreement, the ability of Mr. Kwapis to receive an annual bonus and to participate in the Company’s former Phantom Award Plan (at an Award Percentage of 0.50% and a Threshold of $40.0 million), termination of employment and severance, confidentiality, nonsolicitation and noncompetition are comparable to the provisions described above with respect to Mr. Horlock’s Employment Agreement. As described above under “Phantom Award Plan”, Mr. Kwapis received additional awards on January 1, 2012, with an Award Percentage of 0.50% and a Threshold of $40.0 million and on December 1, 2013, with an Award Percentage of 0.50% and a Threshold of $150.0 million.
Phil Tighe. Prior to completion of the Business Combination, Phil Tighe’s Offer Letter from Blue Bird Body Company served as the basis of his employment as Chief Financial Officer, which commenced on March 20, 2012. Mr. Tighe’s initial base salary of $288,000 per year was increased to $300,000 per year on January 1, 2013 following approval by the compensation committee, and is subject to annual increases. Mr. Tighe’s annual base salary at the end of fiscal 2014 was $318,270, and was increased to $380,000 for fiscal 2015. The Offer Letter includes the ability of Mr. Tighe to receive an annual bonus.
Blue Bird Corporation entered into a Severance Agreement with Mr. Tighe, dated as of May 10, 2012 (“Mr. Tighe’s Severance Agreement”), which provides that if Mr. Tighe’s employment is terminated without cause (such a termination is referred to as a “Qualifying Termination”), he continues to comply with his confidentiality, nonsolicitation and noncompetition obligations as set forth in Mr. Tighe’s Severance Agreement, and he signs a release, he will be entitled to receive, until the earlier of 12 months after his termination date or his commencement of new employment, continued monthly salary payments. He will also be entitled to reimbursement for continuation of group health coverage under COBRA.
In addition to the amounts described in the preceding paragraph, upon termination of his employment, Mr. Tighe will also be entitled to accrued but unpaid base salary to the termination date and any employee benefits he may be entitled to under existing employee benefit plans, the unpaid portion of any bonus relating to the calendar year prior to the calendar year of his termination of employment and, in the event of a Qualifying Termination, payment for accrued unused vacation days. Mr. Tighe’s Severance Agreement also contains confidentiality, nonsolicitation and noncompetition provisions which are comparable to those described above with respect to Mr. Horlock’s Employment Agreement and Mr. Kwapis’ Employment Agreement, except that Mr. Tighe’s obligations are for 12 months, rather than 24 months, following termination of employment. As described above under “Phantom Award Plan”, Mr. Tighe was granted an award with an Award Percentage of 0.50% and a Threshold of $40.0 million on April 2, 2012, and received additional awards on January 1, 2013, with an Award Percentage of 0.50% and a Threshold of $40.0 million, and on December 1, 2013, with an Award Percentage of 0.50% and a Threshold of $150.0 million.
Outstanding Equity Awards at 2015 Fiscal Year-End
The following table provides certain information concerning the outstanding equity awards for each named executive officer as of the fiscal year ended October 3, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Phil Horlock	0	400,000 [1]	--	10.05	3/23/2025	200,000 [3]	2,050,000	--	2,767,500 [5]
John Kwapis	0	100,000 [2]	--	10.05	3/23/2025	50,000 [4]	512,500	--	1,845,000 [5]
Phil Tighe	0	110,000 [2]	--	10.05	3/23/2025	55,000 [4]	563,750	--	1,845,000 [5]

(1)	Options to purchase 150,000 shares will vest on September 24, 2016 and options to purchase the remaining 250,000 shares will vest on March 24, 2018.

(2)	50% of the option award will vest on September 24, 2016 and 50% will vest on March 24, 2018.

(3)	This is a restricted stock unit award, of which 37.5% vests on September 24, 2016 and 62.5% vests on March 24, 2018.

(4)	This is a restricted stock unit award, of which 50% vests on September 24, 2016 and 50% vests on March 24, 2018.

(5)	Represents the value of potential future Phantom Award Plan payments based on the closing price of our Common Stock as of October 2, 2015.
Compensation Committee Interlocks and Insider Participation
Prior to the completion of the Business Combination-covering all of fiscal 2014-the Company did not have a compensation committee. In connection with the Business Combination, in fiscal 2015, the Company’s Board established a Compensation Committee, which currently has three (3) members: Dev Kapadia (Chairman), Dennis Donovan and Chan W. Galbato.
None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Compensation Committee Report
As the Company had no obligation to produce compensation discussion and analysis disclosure covering fiscal 2015, no Compensation Committee report is required.
CERTAIN ACCOUNTING AND AUDIT MATTERS
PricewaterhouseCoopers LLP was engaged to perform the Company’s annual audit for the fiscal year ended October 3, 2015. Representatives of PricewaterhouseCoopers LLP will be present at the 2016 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if such representatives so desire.
The Audit Committee of the Board has not yet selected the independent registered public accounting firm for the current fiscal year, but it is anticipated that such committee will appoint PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending October 1, 2016.

Changes in Certifying Accountant
Previous independent registered public accounting firm
In a Current Report on Form 8-K filed by Hennessy Capital on July 7, 2014, Hennessy Capital made the following disclosure:
“On June 30, 2014, KPMG LLP (“KPMG”) acquired certain assets of Rothstein Kass & Company, P.C. and certain of its affiliates (“Rothstein Kass”), the independent registered public accounting firm for Hennessy Capital Acquisition Corp. (the “Company”). As a result of this transaction, on June 30, 2014, Rothstein Kass resigned as the independent registered public accounting firm for the Company.
During the fiscal year ended December 31, 2013, Rothstein Kass’s audit report on the Company’s financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2013 and the subsequent period through the date of this Current Report on Form 8-K, (i) there were no disagreements between the Company and Rothstein Kass on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Rothstein Kass’s satisfaction, would have caused Rothstein Kass to make reference in connection with Rothstein Kass’s opinion to the subject matter of the disagreement; and (ii) there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K.”
Hennessy Capital provided Rothstein Kass with a copy of the above-mentioned disclosure, and requested that Rothstein Kass furnish it with a letter addressed to the SEC stating whether it agreed with the above-mentioned disclosure. The letter from Rothstein Kass, dated July 7, 2014, was filed as Exhibit 16.1 to Current Report on Form 8-K, filed by Hennessy Capital on July 7, 2014.
On February 28, 2015, the Company’s Audit Committee confirmed, recommended and approved the dismissal of KPMG LLP (“KPMG”) as Hennessy Capital’s independent registered public accounting firm. For the year ended December 31, 2014, KPMG’s audit report on Hennessy Capital’s financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to audit scope or accounting principles. However, such report was modified as to uncertainty regarding a substantial doubt about Hennessy Capital’s ability to continue as a going concern given Hennessy Capital’s negative working capital at December 31, 2014, and other matters. During the year ended December 31, 2014 and the subsequent period through the date of KPMG’s dismissal, (i) there were no “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between Hennessy Capital and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with KPMG’s opinion to the subject matter of the disagreement; and (ii) there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K. We have given permission to KPMG to respond fully to the inquiries of the successor auditor. We furnished a copy of this disclosure to KPMG and requested that KPMG furnish us with a letter addressed to the SEC stating whether such firm agrees with the above statements. The letter from KPMG, dated March 5, 2015, was filed as Exhibit 16.1 to the Current Report on Form 8-K/A, filed by the Company on March 6, 2015.
New independent registered public accounting firm
On February 28, 2015, as part of the change in independent registered public accounting firms described above, the Company’s Audit Committee confirmed, recommended and approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending October 3, 2015.

During the two most recent fiscal years and through February 28, 2015, Hennessy Capital had not consulted with PricewaterhouseCoopers LLP regarding either (1) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the financial statements of Hennessy Capital, or (2) any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v), respectively, of Regulation S-K.
Report of the Audit Committee
The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended October 3, 2015 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Standards of the Public Company Accounting Oversight Board (“PCAOB”), including those matters set forth in SAS 61 (Codification of Statements on Auditing Standards, AU380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the PCAOB’s applicable requirements and has discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the audit committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.
In fulfilling its oversight responsibilities and as part of its review of the Company’s 2015 Annual Report on Form 10-K, the Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss their evaluations of the Company’s internal controls as well as the overall quality of its financial reporting.
The fees paid to the Company’s registered public accounting firm, PricewaterhouseCoopers LLP, as well as the policy on pre-approval of audit and non-audit services are set forth elsewhere in this Proxy Statement.
As a result of the reviews and discussions with management and PricewaterhouseCoopers LLP referred to above, the Audit Committee recommended to the Board and the Board has approved that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended October 3, 2015 for filing with the SEC.
This report has been submitted by the Audit Committee comprised of:
Alan Schumacher (Chairman)
Dev Kapadia
Gurminder Bedi
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended.
Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of PricewaterhouseCoopers LLP with respect to all auditing services and non-audit services to be performed for the

Company by its independent registered public accountants are subject to the specific pre-approval of the Audit Committee (except where such services are determined to be de minimis under the Exchange Act). All audit and permitted non-audit services to be performed by PricewaterhouseCoopers LLP require pre-approval by the Audit Committee in accordance with pre-approved procedures established by the Audit Committee. The procedures require all proposed engagements of PricewaterhouseCoopers LLP for services of any kind to be directed to the Company’s principal accounting officer and then submitted for approval to the Audit Committee prior to the beginning of any services.
In fiscal 2014 and fiscal 2015, 100% of the audit fees, audit-related fees and tax fees billed by PricewaterhouseCoopers LLP were pre-approved either by the Audit Committee or its designee.
Prior to completion of the Business Combination, the Company’s fiscal year ended on December 31, and its independent registered public accounting firm was KPMG. The fees billed by KPMG disclosed below were also pre-approved by the Audit Committee or its designee.
The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible.
Independent Registered Public Accounting Firm Fees
The following table shows the type of services and the aggregate fees billed to the Company for such services during the fiscal years ended October 3, 2015 and September 27, 2014, by Blue Bird’s independent registered public accounting firm, PricewaterhouseCoopers LLP. Descriptions of the service types follow the table.

Services Rendered	Fiscal 2015	Fiscal 2014
Audit Fees	$2,777,877	$2,291,700
Audit-Related Fees	$0	$0
Tax Fees	$311,693	$166,600
All Other Fees	$0	$0
TOTAL	$3,089,570	$2,458,300

The following table shows the type of services and the aggregate fees billed to Hennessy Capital for such services during the fiscal year ended December 31, 2014 and until completion of the Business Combination in 2015, by Hennessy Capital’s independent registered public accounting firm, KPMG LLP. Descriptions of the service types follow the table.

Services Rendered	Fiscal 2015 (Through February 28, 2015)	Fiscal 2014
Audit Fees	$96,000	$61,000
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0
TOTAL	$96,000	$61,000
Audit Fees
The aggregate fees billed by PricewaterhouseCoopers LLP and KPMG LLP for each of the last two fiscal years include fees for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Quarterly Reports on Form 10-Q, and consents and assistance with and review of other documents filed with the SEC, including proxy statement and other filings associated with the Business Combination.
Tax Fees
The aggregate fees billed by PricewaterhouseCoopers LLP in each of the last two fiscal years include fees for professional services rendered for tax compliance, including assisting the Company with tax audits.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires directors and certain officers of the Company and owners of more than ten percent (10%) of the Company’s Common Stock to file an initial ownership report with the SEC and any subsequent current reports reflecting any changes in their ownership of any of the Company’s equity securities.

The Company believes, based solely on a review of the copies of those reports furnished to the Company during the past year and written representations to it that no other reports were required, that during the period from September 28, 2014 through October 3, 2015, all filing requirements have been timely met with the following exceptions: Messrs. Horlock, Kwapis, McCurdy, Tighe, Wendell, and Yousif each filed one Form 4 report (reporting one transaction) one day late.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this Proxy Statement. This process, known as “house holding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses. Upon written or oral request, we will deliver a separate copy of this Proxy Statement to any stockholder at a shared address to which a single copy of this Proxy Statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this Proxy Statement may likewise request that we deliver single copies of our Proxy Statement in the future. Stockholders may notify us of their requests by calling or writing Mr. Paul Yousif, Vice-President of Legal Affairs, at our principal executive offices at (478) 822-2130, or 402 Blue Bird Boulevard, Fort Valley, Georgia 31030.
FUTURE STOCKHOLDER PROPOSALS
If you intend to present a proposal at the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. Our Secretary must receive this notice at the principal executive offices of the Company no earlier than November 10, 2016 and no later than December 10, 2016; provided, however, that in the event that the 2017 Annual Meeting is called for a date that is not within forty five (45) days before or after the anniversary of the last annual meeting (March 10, 2016), notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the 2017 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2017 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting is first made by the Company.
If you intend to present a proposal at the 2017 Annual Meeting, or if you want to nominate one or more directors at the 2017 Annual Meeting, you must comply with the advance notice provisions of our bylaws. You may contact our

Chief Executive Officer or Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
If you intend to have your proposal included in our Proxy Statement and Proxy Card for our 2017 Annual Meeting, the proposal must be received at our principal executive offices by October 1, 2016, but if the 2017 Annual Meeting is called for a date that is not within thirty (30) days before or after the anniversary of the last annual meeting (March 10, 2016), then the deadline is a reasonable time before we begin to print and send our proxy materials for our 2017 Annual Meeting. Stockholder proposals for the 2017 Annual Meeting must comply with the notice requirements described in this paragraph and the other requirements set forth in SEC Rule 14a-8 to be considered for inclusion in our proxy materials relating to our 2017 Annual Meeting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Blue Bird’s SEC filings, including this Proxy Statement, on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like a complete copy of our Annual Report on Form 10-K (at no charge) or additional copies of this Proxy Statement or if you have questions about the proposals to be presented at the Meeting, you should contact us by telephone or in writing:

Paul Yousif
Vice President of Legal Affairs
Blue Bird Corporation
402 Blue Bird Boulevard
Fort Valley, Georgia 31020
Tel: (478) 822-2130
Email: paul.yousif@blue-bird.com

OTHER MATTERS
Admission to Meeting

All Stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. Only Stockholders as of the Record Date may attend the Annual Meeting. Each Stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices, cellular telephones, beepers and other electronic devices will not be permitted at the Annual Meeting.

Action on Other Matters at the Annual Meeting
At this time, we do not know of any other matters to be presented for action at the Annual Meeting other than those contained in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matter properly comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to vote their shares via telephone or the Internet or to date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors,

/s/ Phil Horlock
Phil Horlock
Director and Chief Executive Officer
Blue Bird Corporation
January 29, 2016

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
Vote by Internet or Telephone - QU I C K & E A S Y
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

BLUE BIRDCORPORATION

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on March 9, 2016.

:INTERNET/MOBILE –www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
(Phone –
1 (866)894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the prompts to vote your shares.
*Mail
Mark, sign and date your proxy card and return it in the postage-paid envelope provided,

prv

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

REVOCABLE PROXY
Please mark your votes like this ☒

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR ALL” IN THE ELECTION OF DIRECTORS, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Vote on Directors
1. To elect the following three (3) directors to serve for a three-year term until the 2019 Annual Meeting of Stockholders:

(1)	Chan W. Galbato

(2)	Adam Gray

(3)	Daniel J. Hennessy
FOR ALL FOR ALL EXCEPT WITHHOLD FOR ALL
☐ ☐ ☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

I plan to attend the 2016 Annual Meeting of Stockholders:
Yes    No

Note: To transact such other business as may properly come before the meeting or any adjournments.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature    Signature, if held jointly Date    , 2016.
Please sign and date this Proxy exactly as name(s) appears on the mailing label. When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In case of joint tenants, each joint owner must sign.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held March 10, 2016.

The Proxy Statement and our 2015 Annual Report to Stockholders are available at: http://www.cstproxy.com/blue-bird/2016

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED
PROXY

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BLUE BIRD CORPORATION
REVOCABLE PROXY

The undersigned hereby appoints Mr. Phil Horlock and Mr. Paul Yousif, and each of them, with full power of substitution to each, the proxies of the undersigned to vote all shares of common stock of Blue Bird Corporation (the “Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m. (local time) on Thursday, March 10, 2016 at the Marriott Gateway, 2020 Convention Center Concourse, Atlanta, Georgia 30337, or at any adjournments or postponements thereof upon the following:

(Continued and to be marked, dated and signed, on the other side)